Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Entegris, Inc.:

We consent to incorporation by reference in the registration statements on Form S-3 (No. 333-105962) and on Form S-8 (Nos. 333-127599 and 333-53382) of Entegris, Inc. of our report dated March 2, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in the manner in which the Company accounts for earnings per share and its segments as discussed in notes 20 and 21, respectively, as to which the date is August 11, 2009, with respect to the consolidated balance sheets of Entegris, Inc. and subsidiaries as of December 31, 2008 and December 31, 2007, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for the three years ended December 31, 2008, 2007 and 2006 and the effectiveness of internal control over financial reporting as of December 31, 2008, which report appears in the Form 8-K of Entegris, Inc. filed August 11, 2009.

As discussed in Note 16 to the consolidated financial statements, the Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes an interpretation of FASB Statement No. 109” as of January 1, 2007.

As discussed in Note 19 to the consolidated financial statements, the Company adopted the provisions of Financial Accounting Standards Board Statement No. 157, “Fair Value Measurements” as of January 1, 2008.

/s/ KPMG LLP

Minneapolis, Minnesota
August 11, 2009